Exhibit 10.25
CVR PARTNERS, LP
PROFIT BONUS PLAN
Effective as of October 24, 2007
1.	Purpose; Operation. The purpose of the CVR Partners, LP Profit Bonus Plan (the “Plan”) is to provide an incentive to employees of an Employer who contribute to the Company’s success to increase their efforts on behalf of the Company and to promote the success of the Company’s business. Participants in the Plan have the opportunity to receive cash payments in respect of their interests in the Plan in the event of certain distributions pursuant to the Parent LLC Agreement to the “Members” (as defined in the Parent LLC Agreement) of Coffeyville Acquisition III LLC. Whether payments will be made hereunder will depend on the amount of net proceeds realized in connection with the event that gives rise to such distributions. Defined terms are defined in Exhibit A hereto.

2.	Administration. The Plan shall be administered by the Committee. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation:
•	the authority to grant Bonus Points;

•	to determine the persons to whom and the time or times at which Bonus Points shall be granted;

•	to determine the number of Bonus Points to be granted and the terms, conditions and restrictions relating thereto;

•	to determine whether, to what extent, and under what circumstances Bonus Points may be settled, cancelled, forfeited, exchanged, or surrendered;

•	to make adjustments in the terms and conditions applicable to Bonus Points;

•	to determine the size of the Bonus Pool subject to the terms of the Plan;

•	to construe and interpret the Plan and Award Agreements;

•	to prescribe, amend and rescind rules and regulations relating to the Plan;

•	to determine the terms and provisions of the Award Agreements;

•	to determine the amounts allocable for payment pursuant to this Plan; and

•	to make all other determinations deemed necessary or advisable for the administration of the Plan.

All determinations made by the Committee in respect of the Plan shall be final and binding on all Participants and their beneficiaries. No manager or member of the Company or member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Bonus Points granted hereunder. The Committee, with the consent of CVR GP, shall make determinations with respect to cash amounts allocated, if any, to the Plan, with reference to the applicable definitions set forth in Exhibit A; provided that any and all determinations with respect to cash amounts allocated to the Plan shall be made in the Committee’s discretion and may vary from such definitions. The Committee may make adjustments in the operation of provisions of the Plan if the Committee determines in its sole discretion that such adjustments will further the intent of such provisions.
3.	Eligibility. Bonus Points may be granted at any time to directors, employees (including officers) and service providers of an Employer, in the discretion of the Committee.

4.	Bonus Points; Payment.
(a)	Awards of Bonus Points. The Committee shall grant Bonus Points to Participants pursuant to Award Agreements. The total number of Bonus Points available for grant hereunder shall initially be 1,000,000 but may be increased in the discretion of the Committee at any time.

(b)	Creation of Bonus Pool. Upon each Distribution, a Bonus Pool shall be created, which shall equal 4.069% of the amount distributed to the Members in the Distribution. Bonus Points shall represent the right to receive a cash payment from the Employer within thirty (30) days following the date on which a Distribution is made.

(c)	Bonus Point Payments. The cash amount payable to a Participant in respect of his or her Bonus Points at any time that a Distribution is made shall be determined by multiplying the amount of the Bonus Pool by a fraction, the numerator of which is the total number of Bonus Points held by the Participant and the denominator of which is 1,000,000 or such larger number of Bonus Points as may be outstanding; provided that the Committee may in an Award Agreement provide for a limitation on the amount payable in respect of any Participant’s Bonus Points based on such criteria as the Committee in its sole discretion may determine. Any portion of a Bonus Pool that is not distributed to Participants in connection with any Distribution for any reason (e.g. there are Bonus Points that have not yet been awarded or have been forfeited or are otherwise not outstanding) shall revert to the Company and no Participant shall have any right to such undistributed amount. For the avoidance of doubt, the forgoing is simply a calculation of the amount of cash payment payable to a Participant holding Bonus Points, and in no event shall such Participant, in its capacity as such, have any rights to receive a payment or distribution from Parent.

5.	Additional Awards; Adjustments.
(a)	Additional Awards. An Employer may determine that a Participant’s performance warrants an award of additional Bonus Points, in which case the Employer may recommend to the Committee that an additional award be made.

(b)	In the event of any material acquisition, disposition, merger, recapitalization, capital contribution or other similar event, the Committee may make such adjustment(s) to the terms of the Plan or any awards granted under the Plan as the Committee shall determine appropriate in its sole discretion.
6.	Termination of Employment. If a Participant ceases to be employed by an Employer (other than in connection with a transfer to another Employer), such Participant shall forfeit all Bonus Points granted to the Participant.

7.	General Provisions.
(a)	Nontransferability. Unless otherwise provided in an Award Agreement, Bonus Points shall not be transferable by a Participant under any circumstances.

(b)	No Right to Continued Employment, etc. Nothing in the Plan or in any Award Agreement entered into pursuant the Plan shall confer upon any Participant the right to continue in the employ of or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement, or to interfere with or limit in any way the right of an Employer to terminate such Participant’s employment.

(c)	Taxes. The Company or any Affiliate is authorized to withhold from any payment relating to Bonus Points under the Plan amounts of withholding and other taxes due to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations.

(d)	Excise Tax. To the extent that, (i) in the Committee’s determination, payment to a Participant in respect of his or her Bonus Points would constitute “parachute payments” (within the meaning of Section 280G of the Code), and if (ii) such payment would (together with any other payment to which the Participant is or may be entitled that would constitute a “parachute payment”), if reduced by all federal, state, and local taxes applicable thereto, including the excise tax imposed under Section 4999 of the Code, be less than the amount the Participant would receive, after all taxes, if the Participant received aggregate payments in respect of his or her Bonus Points (and such other payments) equal (as valued under Section 280G of the Code) to only three times the Participant’s “base amount” (within the meaning of Section 280G of the Code), less $1.00, then (iii) such payments hereunder shall be reduced to such extent to avoid the application of such excise tax; provided that the Company shall use its reasonable best efforts to obtain shareholder approval of the payments in a manner intended to satisfy requirements of the “shareholder approval” exception to Section 280G of the Code and the regulations promulgated thereunder, such that payments may be made to the Participant in respect of his or her Bonus Points without the application of the excise tax.

(e)	Amendment and Termination. The Plan shall take effect on the date of its adoption by CVR GP on behalf of CVR Partners. CVR GP may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part, including but not limited to, amending the Plan and awards to alter the structure of the Plan if CVR GP determines that the Plan is not meeting its objectives. Following any amendment of the Plan, Participants will have only such rights as are provided under such amended Plan and in the event of the termination of the Plan, Participants will have only such rights, if any, as are provided in connection with such termination.

(f)	No Rights to Awards; No Stockholder or Member Rights. No Participant shall have any claim to be granted any Bonus Points under the Plan, and there is no obligation for uniformity of treatment of Participants. A Participant or a transferee of Bonus Points shall have no rights as a stockholder or member of the Company, an Employer or any Affiliate of any of them.

(g)	Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(h)	Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(i)	Beneficiary. Upon the death of a Participant, all of his of her rights under the Plan shall inure to his or her designated beneficiary or, if no beneficiary has been designated for purposes of this Plan, to his or her estate.

(j)	No Guarantee or Assurances. There can be no guarantee that any Distributions will occur under the Parent LLC Agreement or that any payment to any Participant will result under the Plan.

(k)	Expiration of Plan. Unless otherwise determined by CVR GP, the Plan shall expire on October 24, 2017 and all outstanding Bonus Points shall then expire and be forfeited with no consideration paid in respect of such forfeiture.

EXHIBIT A
Plan Definitions
For purposes of the Plan, the following terms shall be defined as set forth below.
“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934.
“Award Agreement” means any written agreement, contract, or other instrument or document evidencing a grant of Bonus Points.
“Bonus Points” means points available for allocation to Participants by the Committee. Each Bonus Point represents a right to receive payment from the Bonus Pool, if any, established upon a Distribution on the terms and conditions set forth herein.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the compensation committee of CVR GP, or if there is no such committee, CVR GP.
“Company” means Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company and wholly owned subsidiary of CVR Partners, or any successor corporation.
“CVR GP” means CVR GP, LLC, a Delaware limited liability company and general partner of CVR Partners.
“CVR Partners” means CVR Partners, LP, a Delaware limited partnership.
“CVR Partners Agreement” means the Agreement of Limited Partnership of CVR Partners, LP, dated as of August 22, 2007, as may be amended and/or restated from time to time.
“Distributions” means distributions to Members pursuant to the Parent LLC Agreement in excess of distributions to Members of amounts representing all capital contributions made by the Members to Parent.
“Employer” means the Company or any Affiliate of the Company or any entity providing services to CVR Partners or the Company.
“Members” has the meaning given to such term in Section 1 of this Plan.
“Parent” means Coffeyville Acquisition III LLC.
“Parent LLC Agreement” means the limited liability company agreement of Parent, dated as of October 24, 2007.
“Participant” means an individual who has been granted Bonus Points pursuant to the Plan and who continues to hold Bonus Points.

“Plan” means this CVR Partners Profit Bonus Plan, as amended from time to time.